Exhibit 16.1

STEVENSON & COMPANY CPAS LLC A PCAOB Registered Accounting Firm	12421 N Florida Ave. Suite.113 Tampa, FL 33612 {813)443-0619

February 27, 2017

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

RE:   Predictive Technology Group, Inc.

Dear Sir/Madam:

We have read the statements made by Predictive Technology Group, Inc. in Item 4.01 of this Form 8-K regarding the change in auditors. We agree with such statements made regarding our firm. We have no basis to agree or disagree with other statements made in Item 4.01 of this Form 8-K.

Yours truly,

/s/ Stevenson & Company CPAS LLC

Stevenson & Company CPAS LLC